Exhibit 4.2

Bank of Commerce Holdings

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS AND THE CLAIMS OF GENERAL CREDITORS AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SECURITIES FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON SUCH SECURITIES, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SECURITIES.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT IN ACCORDANCE WITH THE SUBORDINATED NOTE PURCHASE AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS. THIS SUBORDINATED NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF A SUBORDINATED NOTE PURCHASE AGREEMENT, DATED DECEMBER 10, 2015, BETWEEN THE COMPANY AND THE PURCHASERS REFERRED TO THEREIN (THE “PURCHASE AGREEMENT”), A COPY OF WHICH IS ON FILE WITH THE COMPANY.

THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CERTAIN ERISA CONSIDERATIONS:

THE HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, AND NO PERSON INVESTING “PLAN ASSETS” OF ANY PLAN MAY ACQUIRE OR HOLD THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING. ANY PURCHASER OR HOLDER OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT EITHER: (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN TO WHICH TITLE I OF ERISA OR SECTION 4975 OF THE CODE IS APPLICABLE, A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN, OR ANY OTHER PERSON OR ENTITY USING THE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN TO FINANCE SUCH PURCHASE OR (ii) SUCH PURCHASE OR HOLDING WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE FOR WHICH FULL EXEMPTIVE RELIEF IS NOT AVAILABLE UNDER APPLICABLE STATUTORY OR ADMINISTRATIVE EXEMPTION.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

Bank of Commerce Holdings

6.875% Fixed to Floating Rate Subordinated Note due DECEMBER 10, 2025

Certificate No.: _____	CUSIP ________

U.S. $	Dated: December 10, 2015

FOR VALUE RECEIVED, the undersigned, Bank of Commerce Holdings, a California corporation (the “Company”), promises to pay to the order of US Bank National Association for the Benefit of                     , or its registered assigns (collectively, the “Holder”), the principal amount of                 Dollars ($               ), in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Subordinated Note, at the times and in the manner provided herein, but no later than December 10, 2025 (the “Maturity Date”), or such other date upon which this Subordinated Note shall become due and payable, whether by reason of extension, acceleration or otherwise, and to pay interest on such principal amount at the initial rate of 6.875% per annum (computed on the basis of a 360-day year of twelve 30-day months) from December 10, 2015 until but excluding December 20, 2020, on June 20 and December 20 of each year (each, a “Fixed Interest Payment Date”). Thereafter, the Company will pay interest on the principal amount of this Note at a variable rate equal to three month LIBOR plus 526 basis points (computed on the basis of a 360-day year and the actual number of days elapsed in each month) payable each February 15, May 15, August 15 and November 15 (each a “Floating Interest Payment Date”). The interest rate applicable to each quarterly Floating Interest Payment Date shall be the rate as determined pursuant to the preceding sentence on each January 15, April 15, July 15 and October 15. If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BANK OF COMMERCE HOLDINGS

	By:	/s/
Name: Samuel D. Jimenez
Title: Executive Vice President and Chief Operating Officer

ATTEST:

[REVERSE SIDE OF NOTE]

Bank of Commerce Holdings

6.875% Subordinated Note DUE DECEMBER 10, 2025

The Company promises to pay interest on the principal amount of this Subordinated Note, commencing on December 10, 2015 until December 10, 2025 (the “Maturity Date”), or such earlier date as this Subordinated Note is paid in full, at the rate of simple interest set forth herein. The unpaid principal balance of this Subordinated Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date or such earlier date on which such amount shall become due and payable. This Subordinated Note is one of the Subordinated Notes referred to in that certain Subordinated Note Purchase Agreement, dated December 10, 2015, among the Company, the Holder and the other Purchasers named therein (the “Purchase Agreement”) and is entitled to the benefits, and subject to the provisions, thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.     Computation and Payment of Interest. This Subordinated Note will bear interest at the initial rate of 6.875% per annum (computed on the basis of a 360-day year of twelve 30-day months) from December 10, 2015 until but excluding December 20, 2020, payable on June 20 and December 20 of each year (each, a “Fixed Interest Payment Date”). Thereafter, the Company will pay interest on the principal amount of this Note at a variable rate equal to three month LIBOR plus 526 basis points (computed on the basis of a 360-day year and the actual number of days elapsed in each month) payable each February 15, May 15, August 15 and November 15 (each a “Floating Interest Payment Date”). The interest rate applicable to each quarterly Floating Interest Payment Date shall be the rate as determined pursuant to the preceding sentence on each January 15, April 15, July 15 and October 15. Interest shall be computed on the basis of 30-day months and a year of 360 days. The initial Fixed Interest Payment Date shall be June 20, 2016. If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly.

2.     Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day without change in any computation of interest with respect to such payment (or any succeeding payment). “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the States of California and New York are permitted or required by any applicable law or executive order to close.

3.     Transfer. The Company or its agent (the “Registrar”) shall maintain a register of each holder of the Subordinated Notes. The Company shall be entitled to treat each Person in its register as the beneficial owner of this Subordinated Note. The Subordinated Notes will initially be issued in certificated form, but may be issued in global and book-entry form as provided in Section 4 below. This Subordinated Note may be transferred in whole or in part at the principal offices of the Company or Registrar, accompanied by due endorsement or written instrument of transfer. Upon such surrender and presentment, the Company or the Registrar shall issue one or more Subordinated Notes with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the holder of record, and shall update its register accordingly. Such transferee shall be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee. Prior to due presentment of this Subordinated Note for registration of transfer, the Company and any agent of the Company may treat the person in whose name this Subordinated Note is registered as the owner of this Subordinated Note for the purpose of receiving payments on this Subordinated Note and for all other purposes whatsoever, whether or not this Subordinated Note is overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

4.     Global Subordinated Notes.

(a)     Upon the written election of any Holder that is a Qualified Institutional Buyer, as defined in Rule 144A under the Securities Act, the Subordinated Notes owned by such Holder shall be issued in the form of one or more global Subordinated Notes (each a “Global Subordinated Note”) registered in the name of The Depository Trust Company or another organization registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and designated as Depositary by the Company or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

(b)     Notwithstanding any other provision herein, no Global Subordinated Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Subordinated Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Subordinated Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Subordinated Note, and no qualified successor is appointed by the Company within ninety (90) days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within ninety (90) days after obtaining knowledge of such event, or (iii) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clauses (i), (ii) or (iii) above, the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Subordinated Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c)     If any Global Subordinated Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Subordinated Note, then either (i) such Global Subordinated Note shall be so surrendered for exchange or cancellation as provided in this Section 4 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company or Registrar, whereupon the Company or the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Subordinated Note by the Depositary, accompanied by registration instructions, the Company shall execute and deliver any Subordinated Notes issuable in exchange for such Global Subordinated Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)     Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Subordinated Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Subordinated Note, unless such Subordinated Note is registered in the name of a Person other than the Depositary for such Global Subordinated Note or a nominee thereof.

(e)     The Depositary or its nominee, as the registered owner of a Global Subordinated Note, shall be the Holder of such Global Subordinated Note for all purposes under this Subordinated Note, and owners of beneficial interests in a Global Subordinated Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Subordinated Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. The Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Subordinated Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and shall have no obligations to the owners of beneficial interests therein. The Registrar shall have no liability in respect of any transfers affected by the Depositary.

(f)     The rights of owners of beneficial interests in a Global Subordinated Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g)     No holder of any beneficial interest in any Global Subordinated Note held on its behalf by a Depositary shall have any rights with respect to such Global Subordinated Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Subordinated Note for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Subordinated Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as Holder of any Subordinated Note.

5.     Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.

(a)     Notice of Certain Events. Subject to any restrictions imposed by applicable law or regulation or any applicable regulator, the Company shall provide written notice to the Holder of the occurrence following the date of this Subordinated Note of the following events as soon as practicable but in no event later than thirty (30) Business Days following the Company’s becoming aware of the occurrence of such event:

(i)     the total risk-based capital ratio, Tier 1 risk-based capital ratio or leverage ratio of the Company or any of the Company’s banking subsidiaries becomes less than ten percent (10.0%), six percent (6.0%) or five percent (5.0%), respectively;

(ii)     the Company, any of the Company’s banking subsidiaries, or any officer of the Company or the Company’s banking subsidiaries becomes subject to any formal, written regulatory enforcement action, consent or cease and desist order; or

(iii)     the dollar amount of non-performing assets of any of the Company’s banking subsidiaries as of the end of a given fiscal quarter increases by 4% or more of total assets as of the end of the immediately following fiscal quarter;

(b)     Compliance with Laws. The Company and each of its subsidiaries shall comply with the requirements of all laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to result in a material adverse effect (i) in the condition (financial or otherwise), or in the earnings of the Company and its subsidiaries considered as one enterprise, without or not arising in the ordinary course of business or (ii) on the ability of the Company to perform its obligations under this Subordinated Note.

(c)     Taxes and Assessments. The Company and each of its subsidiaries shall pay and discharge, when due, all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(d)     Compliance Certificate; Financial Statements. Not later than sixty (60) days following the end of each fiscal quarter (or, in the case of any fiscal quarter ending on December 31, not later than ninety (90) days from the end of such quarter), the Company shall provide the Holder with: (i) a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether (A) the Company has complied with all notice provisions and covenants contained in this Subordinated Note; (B) an Event of Default has occurred; (C) an event of default has occurred under any other Material Indebtedness of the Company; or (D) an event or events have occurred that in the reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Subordinated Note; and (ii) to the extent such information has not previously been released publicly, copies of the Company’s unaudited consolidated balance sheet and statement of income (loss) for and as of the end of such immediately preceding fiscal quarter, prepared in accordance with past practice and in a form substantially similar to the form provided to the Holders prior to the date hereof; provided, however, if such information has not been released publicly, such information shall be treated as confidential by such Holder until such public release and may not be disclosed to any other person or entity without the prior written consent of Company. “Material Indebtedness” means debt of the Company in an aggregate principal or face amount equal to or exceeding U.S. $10,000,000.

6.     Negative Covenants of the Company.

(a)     Limitation on Dividends. The Company shall not declare or pay any dividend or make any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or other equity securities of any kind, if (i) the Company is not “well-capitalized” for regulatory purposes immediately prior to the declaration of such dividend or distribution or (ii) there exists an Event of Default, as defined below, in each case except for (i) any dividends or distributions in shares of the Company’s common stock, or options, warrants or rights to subscribe for or purchase shares of, any class of Company’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Company’s capital stock or the exchange or conversion of one class or series of Company’s capital stock for another class or series of Company’s capital stock; (iv) the purchase of fractional interests in shares of Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; (v) purchases of any class of Company’s common stock related to the issuance of common stock or rights under any benefit plans for Company’s directors, officers or employees or any of Company’s dividend reinvestment plans or (vi) as required by any federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Agency”).

(b)     Other Indebtedness. Other than the Company’s indebtedness (i) pursuant to its Senior Term Loan (as defined below) and (ii) the Trust Preferred Securities issued by Bank of Commerce Holdings Trust II on July 29, 2005 and guaranteed by the Company (“TRUPS”), and subject to any restrictions imposed by applicable law or regulation or any applicable regulator, the Company shall not and shall not permit the Company Subsidiaries to incur or permit to exist any indebtedness or liability for borrowed money ranking senior to the Notes; provided, however, that this covenant shall not apply to deposit liabilities of the Company’s banking subsidiaries, repurchase agreements, federal funds borrowings, overdrafts, advances from any Federal Home Loan Bank, or any other banking transaction entered into by such a subsidiary in the ordinary course of business, including, but not limited to, interest rate hedging agreements or other derivative contracts entered into by such subsidiary in the ordinary course of business.

7.     Subordination.

(a)     The indebtedness of the Company evidenced by this Subordinated Note, including the principal and interest on this Subordinated Note, shall be subordinate and junior in right of payment to the prior payment in full of all existing and future claims of creditors and depositors of the Company and its subsidiaries, whether now outstanding or subsequently created, assumed, guaranteed or incurred (collectively, “Senior Indebtedness”), which shall include, all (a) principal of (and premium, if any) and interest, if any, on all indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other similar instruments and including, but not limited to (i) the TRUPS guaranteed by the Company, (ii) the senior term loan of $10,000,000 with NexBank, dated as of December 10, 2015 (“Senior Term Loan”), and (iii) the Small Business Loan Fund preferred stock, issued on September 27, 2011 by the Company, and (iv) deposits of the Company and (v) its subsidiaries, all obligations to the Company’s general creditors and secured creditors, and (vi) all obligations of the Company and its subsidiaries to the Federal Reserve Bank, the Federal Home Loan Bank, the Federal Deposit Insurance Corporation (“FDIC”) and (vii) any right acquired by the FDIC as a result of loans made by the FDIC to the Company or its subsidiaries or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of the 12 U.S.C. Section 1823(c), (d) or (e); (b) any deferred obligations of the Company for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (c) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, bankers’ acceptances, off-balance sheet guarantees, security purchase facilities and similar direct credit substitutes; (d) any capital lease obligations of the Company; (e) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements or derivative products; (f) all obligations that are similar to those in clauses (a) through (e) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise arising from an off-balance sheet guarantee; and (g) all obligations of the types referred to in clauses (a) through (f) of other persons secured by a lien on any property or asset of the Company, (h) in the case of (a) through (g) above, all amendments, renewals, extensions, modifications and refunding’s of such indebtedness and obligations and (i) any of the Company’s obligations to its general creditors, as defined and required by the Federal Reserve Board in order for this Subordinated Note to qualify as Tier 2 capital; except “Senior Indebtedness” does not include (i) the Subordinated Notes, or (ii) any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the Subordinated Notes. This Subordinated Note is not secured by any assets of the Company.

(b)     In the event of any insolvency, dissolution, assignment for the benefit of creditors, winding up or liquidation of the Company, all creditors of the Company shall be entitled to be paid in full with such interest as may be provided by law before any payment shall be made on account of principal of or interest on this Subordinated Note. Additionally, in the event of any insolvency, dissolution, assignment for the benefit of creditors or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Subordinated Note. In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the registered holders of the Subordinated Notes from time to time (each a “Noteholder” and, collectively, the “Noteholders”), together with the holders of any obligations of the Company ranking on a parity with this Subordinated Note, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Except as required by applicable law or regulation, nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Subordinated Note according to its terms.

(c)     Notwithstanding the provisions of Section 7(a) above, the indebtedness of the Company evidenced by this Subordinated Note, including the principal and interest, shall be senior in right and interest of payment to any future indebtedness of the Company that is expressly made junior to this Subordinated Note by the terms of such indebtedness.

(d)     If there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or (b) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Company with respect to the Subordinated Notes. The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 7 would be applicable.

(e)     Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

(f)     The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

8.     Events of Default and Remedies.

(a)     Notwithstanding any cure periods described below, the Company shall immediately notify Holder in writing when the Company obtains Knowledge of the occurrence of any default specified below and, for purposes hereof, “Knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any Vice President or Secretary) of the Company. Regardless of whether the Company has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Subordinated Note:

(i)     the Company fails to pay any principal of or installment of interest on this Subordinated Note when due after a fifteen (15) day grace period;

(ii)     the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under the Purchase Agreement or this Subordinated Note not expressly referred to in another clause of this Section 8 and such failure continues for a period of thirty (30) days after the Company has received notice thereof;

(iii)     any certification made pursuant to the Purchase Agreement by the Company or otherwise made in writing in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Company shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Company as to the financial condition or credit standing of the Company is or proves to be materially false or misleading, and for purposes hereof, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole;

(iv)     the liquidation of the Company (for avoidance of doubt, “liquidation” does not include any merger, consolidation, sale of equity or assets or reorganization (exclusive of a reorganization in bankruptcy) of the Company or any of its subsidiaries);

(v)     any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Holder or the Company from performing any of their obligations under the Purchase Agreement or this Subordinated Note, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within sixty (60) days after the granting of such decree or order;

(vi)     the Company (a) becomes insolvent or is unable to pay its debts as they mature, (b) makes an assignment for the benefit of creditors, (c) admits in writing its inability to pay its debts as they mature, or (d) ceases to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended;

(vii)     if, pursuant to any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, insolvency dissolution or liquidation law or statute of the federal government or any state government that, by its express terms, is applicable to the Company, (a) any proceedings involving the Company are commenced by or against the Company, or (b) a trustee of all or substantially all of the assets of the Company is applied for or appointed, and the Company by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within sixty (60) days after the entry of such order or such appointment, such order or appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

(viii)     the Company applies for, consents to or acquiesces in the appointment of a receiver or conservator for itself, or in the absence of such application, consent or acquiescence, a receiver or conservator is appointed for the Company.

(b)     Remedies of Holders. Upon the occurrence of any Event of Default, Holder shall have the right, if such Event of Default remains uncured following the lapse of the applicable grace period referred to in Section 8(a), in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

(i)     solely pursuant to Section 8(a)(iv), 8(a)(vii) or 8(a)(viii), declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable, subject to approval by applicable regulatory authorities, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in this Subordinated Note to the contrary;

(ii)     exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 8(b)(i); or

(iii)     if Redding Bank of Commerce (the “Bank”) ceases or elects to cease to be subject to the supervision and regulations of the FDIC or similar regulatory authority overseeing bank, thrift, savings and loan or financial holding companies or similar institutions requiring specifications for the treatment of capital similar in nature to the capital adequacy guidelines under the FDIC rules and regulations, then Holder may declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable upon the occurrence of any Event of Default set forth in Section 8.

(c)     Other Remedies. Nothing in this Section 8 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available, other than to declare this Subordinated Note to be immediately due and payable, which remedy may be exercised as and to the extent permitted pursuant to Sections 8(b) (i) and 8(b) (iii).

9.     Successors to the Company.

(a)     Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, any Person unless:

(i)     except in a case in which the Company is the surviving entity in a merger, such Person (the “Successor”) executes, and delivers to the Holder, a copy of an instrument pursuant to which such Person assumes the due and punctual payment of the principal of and interest on this Subordinated Note and the performance and observance of all the obligations of the Company under this Subordinated Note, and

(ii)     immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

(b)     Successor as Company. Upon compliance with this Section 9 (which transactions shall not require the consent of any Holder), the Successor shall succeed to and be substituted for the Company under this Subordinated Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Note.

10.     Amendments and Waivers.

(a)     Amendment of Notes. Except as otherwise provided in Section 9 hereof, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of more than fifty percent (50%) of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any provision, past or existing default, or non-compliance thereof waived (or modify any previously granted waiver); provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

(i)     reduce the principal amount of the Subordinated Note;

(ii)     reduce the rate of or change the time for payment of interest on any Note;

(iii)     extend the maturity of any Note;

(iv)     make any change in Section 12 hereof that adversely affects the rights of any holder of a Subordinated Note;

(v)     other than amendments pursuant to Section 16, disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b)     Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 10(a) above. After an amendment or waiver becomes effective, the Company shall mail or provide electronic notice through DTC to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note shall be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)     Amendments Without Consent of Holders. Notwithstanding Section 10(a) hereof but subject to the proviso contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to (i) cure any ambiguity, defect or inconsistency therein, (ii) provide for uncertificated Notes in addition to or in place of certificated Notes or certificated Notes in addition to or in place of uncertificated Notes or (iii) make any other change, in each case, that does not adversely affect the rights of any holder of any Subordinated Note.

11.     Order of Payments; Pari Passu. Any payments made hereunder shall be applied first against reasonable out of pocket costs and expenses of the Holder hereunder; then against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

12.     Redemption.

(a)     Redemption Prior to Fifth Anniversary. Subject to Section 12(c) hereof, this Note shall not be redeemable by the Company prior to the fifth anniversary of the date upon which this Note was originally issued to Holder (the “Issue Date”), except that in the event (i) this Note no longer qualifies as “Tier 2” capital (as defined by the FRB) as a result of any amendment, or change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Note, (ii) of a Tax Event (as defined below) or (iii) the Company becomes required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, the Company may redeem this Note in whole at any time, or in part from time to time at an amount equal to 100% of the principal amount outstanding plus accrued but unpaid interest and any late fee, if applicable, to but excluding the redemption date. “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within 120 days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

(b)     Redemption on or after Fifth Anniversary. On or after the fifth anniversary of the Issue Date and prior to September 10, 2025, subject to Section 12(c) hereof, this Note shall be redeemable by the Company, in whole at any time, or in part from time to time, at a redemption price equal to 100% of the outstanding principal amount to be redeemed, plus accrued but unpaid interest thereon to but excluding the redemption date.

(c)     Regulatory Approval. The parties acknowledge that any redemption or prepayment of this Note may require the prior written approval of the Federal Reserve Board (or any successor federal bank regulatory agency having supervisory authority over the Company) and other federal and state regulatory agencies.

(d)     Notice of Redemption. In the case of any redemption or prepayment of this Note, the Company will give the Holder notice not less than 30 or more than 45 calendar days prior to the redemption or prepayment date as to the aggregate principal amount to be redeemed or prepaid.

13.     Notices. All notices and other communications hereunder shall be in writing and, for purposes of this Subordinated Note, shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

14.     Conflicts; Governing Law; Venue. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note shall control. This Subordinated Note shall be construed in accordance with, and be governed by the laws of, the State of New York without giving effect to any conflicts of law provisions of such laws. The jurisdiction and venue with respect to any disputes related to this Subordinated Note shall be as set forth in the Purchase Agreement.

15.     Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

16.     Tier 2 Capital. If all or any portion of this Subordinated Note ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the 5 years immediately preceding the Maturity Date of this Subordinated Note, Company will immediately notify the Holders and thereafter Company and Holder shall cooperate in good faith to take all such actions and shall execute and deliver all agreements as reasonably necessary, in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as Tier 2 Capital.

17.     Sinking Fund; Convertibility. This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any subsidiary.

18.     Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

19.     Notes Solely Corporate Obligations. The Holders shall not have any recourse for the payment of principal or interest, on any Subordinated Note, for any claim based thereon or otherwise with respect thereto, under any obligation, covenant or agreement of the Company in this Subordinated Note, or because of the creation of any indebtedness represented hereby, against any incorporator, stockholder, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute, or rule of law, or by enforcement of any assessment or penalty or otherwise. The Holder agrees that all such liability is hereby expressly waived and released as a condition of, and consideration for, the execution and issuance of this Subordinated Note.